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                                                                    EXHIBIT 99.1
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[EDGAR GRAPHIC DESCRIPTION: NTL Incorporated logo with quote from NTL CEO,
Barclay Knapp, as caption: "NTL leads the world in this new era of revolutionary integrated broadband services. Our networks are state-of-the-art, but its really our focus on innovation, customer service, and entrepreneurial spirit that keep us at the top."]
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                                    OVERVIEW

     NTL is the leading broadband communications company in the United Kingdom and the Republic of Ireland, and has recently announced the expansion of operations through the acquisition of broadband cable systems in France and the national broadcasting network facilities in Australia. We provide residential, business, and carrier customers with a broad array of competitive communications products and services including the following:

     - RESIDENTIAL SERVICES, including residential telephone, cable television, PC-based and television-based Internet access and interactive services. INCLUDING OUR ACQUISITIONS OF CABLELINK IN IRELAND AND ON COMPLETION OF OUR PROPOSED ACQUISITION OF THE CONSUMER CABLE, TELEPHONE, INTERNET AND TELEVISION OPERATIONS OF CABLE & WIRELESS COMMUNICATIONS PLC IN THE UNITED KINGDOM (ALSO KNOWN AS CONSUMERCO), WE WILL SERVE OVER 2.8 MILLION RESIDENTIAL CUSTOMERS. Giving effect to our recent acquisitions, we will be the largest provider of broadband services in the UK and Ireland. We are also the first broadband provider in the UK to launch high-speed cable modem Internet services. On completion of our proposed acquisition of ConsumerCo, OUR FRANCHISES IN THE UK WILL COVER APPROXIMATELY 12 MILLION URBAN AND SUBURBAN HOUSEHOLDS (INCLUDING HOMES IN MANCHESTER, LEEDS, GLASGOW, CARDIFF, BELFAST AND MOST OF METROPOLITAN LONDON) OR APPROXIMATELY 50% OF THE UK'S TV HOUSEHOLDS. INCLUDING CONSUMERCO, OUR NETWORKS HAVE BEEN BUILT PAST MORE THAN 8 MILLION HOMES. IN THE FRANCHISES WHICH WE HAVE BEEN DEVELOPING SINCE 1993, WE HAVE MORE THAN 45% CUSTOMER PENETRATION, AN AVERAGE MONTHLY REVENUE PER CUSTOMER OF BETWEEN $55-$60, WITH A GROSS MARGIN OF APPROXIMATELY 60% AND A MONTHLY CHURN RATE OF APPROXIMATELY 1%. Additionally, approximately 40% of our customers pay by direct debit thereby simplifying our billing and collections process.

     - NATIONAL TELECOMS SERVICES, including business telecoms, national and international carrier telecommunications, Internet services and satellite communications services. WE CURRENTLY SERVE OVER 60,000 BUSINESS AND CARRIER CUSTOMERS INCLUDING: CISCO, SUN MICROSYSTEMS, MICROSOFT, MCI WORLDCOM, AT&T, COLT, TURNER BROADCASTING SYSTEMS AND THE BBC.

     - BROADCAST TRANSMISSION AND TOWER SERVICES, including digital and analog television and radio broadcast transmission services, wireless network management and tower site rental services. We broadcast channels for customers such as Turner Broadcasting Systems, Flextech, BBC, QVC and TV New Zealand. WE SERVE OUR BROADCASTING AND WIRELESS COMMUNICATIONS CUSTOMERS UNDER LONG-TERM CONTRACTS THAT PROVIDE US WITH $1.8 BILLION OF OUR COMPANY WIDE $2.5 BILLION FORWARD ORDER BOOK.

     The industries in which we compete are growing rapidly as a result of technological developments and the resulting increase in demand for bandwidth and information handling capacity. The integration of communications services and the Internet, as well as the development of digital wireless communications services, is resulting in numerous growth opportunities for us.

[EDGAR GRAPHIC DESCRIPTION: Illustration of NTL transmission tower and fiber and coaxial cable and telephone wires for Business and Home customers. The tower appears at the bottom left corner of the page and the telephone cables appear at the bottom right of the page.]

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OVERVIEW

     OUR SUCCESS TO DATE HAS BEEN DUE LARGELY TO OUR FOCUS ON CUSTOMER SERVICE AND THE DEVELOPMENT OF PRODUCT OFFERINGS THAT EMPHASIZE VALUE RATHER THAN SIMPLY PRICE DISCOUNTS. Our product offerings incorporate our fundamental customer proposition of providing our customer with choices:

    "TO ALLOW OUR CUSTOMERS TO BUY WHAT THEY NEED AND PAY FOR WHAT THEY USE"

     WE BELIEVE THAT THIS SIMPLE CONSTRUCT HAS ALLOWED US TO ACHIEVE AND MAINTAIN THE INDUSTRY LEADING CUSTOMER PENETRATION AND CUSTOMER RETENTION LEVELS WITHIN THE FRANCHISES THAT WE HAVE BEEN DEVELOPING SINCE 1993. We recently expanded our consumer services through the national offer of PC and television-based Internet access in combination with indirect access telephone services. THESE PRODUCTS ALLOW US TO INCREASE OUR TARGET MARKET DRAMATICALLY BY OFFERING OUR SERVICES TO RESIDENCES WHO WILL NOT BE PASSED BY OUR LOCAL BROADBAND NETWORK INFRASTRUCTURE.

     In the business market our sales strategy employs a mixture of telephone sales and marketing for single line businesses and a direct and consultative sales approach for the larger businesses. We are market-driven and have segmented our business market into communities of interest -- for example, education, government and industry. We treat our smaller towns in a similar focused manner. The sales and marketing teams are structured to support this approach:

     - through a regionally focused sales and marketing structure; and

     - through a dedicated team of national account managers interfacing with the largest national accounts including many of the other telecommunications carriers.

     OUR COMPETITIVE POSITION IS UNDERPINNED BY THE $11 BILLION INVESTMENT WE HAVE MADE IN OUR "FUTURE-PROOF" NETWORK INFRASTRUCTURE. THIS INVESTMENT ALLOWS US TO SERVE EVERY RESIDENCE, BUSINESS, SCHOOL, HOSPITAL AND PUBLIC INSTITUTION IN THE UK THAT IS EITHER DIRECTLY CONNECTED TO OUR NETWORK OR INDIRECTLY THROUGH THE BT TELEPHONE NETWORK. This network infrastructure consists of:

     - BROADBAND COMMUNICATIONS NETWORKS that are high-capacity two-way local broadband fiber networks and that serve entire communities throughout our regional franchise areas. OUR FIBER OPTIC CABLES PASS NEARLY EVERY BUSINESS AND ARE CONNECTED TO NODES WHICH ARE TYPICALLY WITHIN APPROXIMATELY 500 METERS OF EACH OF THE 600 HOMES TYPICALLY SERVED BY EACH NODE. EACH HOME IS THEN CONNECTED BY A "SIAMESE" CABLE CONSISTING OF TWO COPPER PAIR TELEPHONE WIRES AND A COAXIAL CABLE, ALLOWING US TO DELIVER TELEPHONE, CABLE TELEVISION AND INTERNET SERVICES OVER A SINGLE INTEGRATED NETWORK. This "Siamese" cable also allows us to deploy both cable modems and DSL technology for the provision of broadband communications services.

[EDGAR GRAPHIC DESCRIPTION: Illustration of NTL transmission tower and fiber and coaxial cable and telephone wires for Business and Home customers. The tower appears at the bottom left corner of the page and the telephone cables appear at the bottom right of the page.]

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                                                                        OVERVIEW

     THE FOLLOWING IS AN ILLUSTRATION OF THIS CABLING.

[EDGAR GRAPHIC DESCRIPTION: Illustration of cables for business and home customers. The business cable is a fiber cable and the home cable is shown divided into one coaxial cable and two pair of telephone wires. The graphic illustrates the Company's use of copper telephone wires and coaxial cable to deliver telephone, cable television and Internet services over a single integrated network.]

     - A NATIONAL/INTERNATIONAL SYNCHRONOUS DIGITAL HIERARCHY (KNOWN AS SDH) FIBER OPTIC TELECOMMUNICATIONS NETWORK which connects all of the major population centers in the UK to one another on our owned facilities and to Ireland, Continental Europe and the United States through our owned or leased facilities. IN THE UK, OUR SELF-HEALING, FULLY REDUNDANT 3,500 MILE BACKBONE NETWORK UTILIZES ASYNCHRONOUS TRANSFER MODE TECHNOLOGY (KNOWN AS ATM), A HIGH-SPEED SWITCHING TECHNIQUE THAT USES FIXED SIZE CELLS TO TRANSMIT VOICE, DATA AND VIDEO. THE NETWORK WAS BUILT WITH TWO DUCTS AND SUFFICIENT CAPACITY TO ACCOMMODATE OVER 2,300 FIBERS ON THE MAJORITY OF ITS ROUTES. We have designed this network to allow us to place the active components (such as routing devices) at its edge and close to our customers. This design will ultimately reduce our costs and increase our ability to offer a broad range of voice and data solutions.

[EDGAR GRAPHIC DESCRIPTION: Illustration of "NTL's National Backbone Network." Two ducts, each designated as four inches in diameter, are shown containing a bundle of 48 fibers each. The fibers are described as having dual duct capacity of .2304 and the graphic indicates that 10 fibers are lit on average.]

[EDGAR GRAPHIC DESCRIPTION: Illustration of NTL transmission tower and fiber and coaxial cable and telephone wires for Business and Home customers. The tower appears at the bottom left corner of the page and the telephone cables appear at the bottom right of the page.]

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OVERVIEW

     - NATIONAL BROADCAST TRANSMISSION AND TOWER NETWORK INFRASTRUCTURE IN THE UK AND AUSTRALIA, WHICH PROVIDE NATIONAL, REGIONAL AND LOCAL BROADCAST AND WIRELESS COMMUNICATIONS COVERAGE AND IS COMPRISED OF OVER 1,313 AND TOWER SITES IN THE UK AND 561 TOWER SITES IN AUSTRALIA.

     [EDGAR GRAPHIC DESCRIPTION: Illustration of NTL transmission tower.]

     OUR FIXED LINE AND TOWER-BASED NETWORKS IN THE UK ARE INTERCONNECTED AND

     - allow us to provide our customers with flexible products, packages, solutions and prices. For example, each of our regional broadband networks is connected to our national/ international SDH fiber network, allowing us to carry voice and data traffic between customer sites throughout the UK and Ireland and significantly reduce our interconnect charges. THIS FLEXIBILITY HAS ALLOWED US TO DEVELOP AND LAUNCH THE UK'S FIRST DISTANCE INSENSITIVE TELEPHONE TARIFF, NTL 3-2-1 PENCE, WHICH IS A FLAT RATE PER MINUTE TARIFF FOR CALLS WITHIN THE UK THAT CHARGES CUSTOMERS TELEPHONE RATES BASED UPON TIME OF DAY CALLING RATHER THAN DISTANCE OF THE CALL. ALL INTERNET TRAFFIC IS CHARGED AT 1P PER MINUTE REGARDLESS OF THE TIME OF DAY; AND

     - our national tower infrastructure has allowed us to connect business customers to our national and international facilities with point to point microwave links in situations where fiber connections are not feasible. THIS OPPORTUNITY WILL BE FURTHER EXPANDED BY A LOCAL LOOP ACCESS SOLUTION THAT UTILIZES OUR NATIONAL 10GHZ POINT TO MULTI-POINT WIRELESS BROAD BAND LICENSE, COMPRISING 30MHZ OF SPECTRUM, ALLOWING US TO CONNECT BUSINESS CUSTOMERS TO OUR NETWORKS WITH BROADBAND WIRELESS LINKS.

[EDGAR GRAPHIC DESCRIPTION: Illustration of NTL transmission tower and fiber and coaxial cable and telephone wires for Business and Home customers. The tower appears at the bottom left corner of the page and the telephone cables appear at the bottom right of the page.]

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                                                                        OVERVIEW

RECENT ACQUISITIONS

     During the last twelve months, we completed and announced a series of acquisitions that have enhanced the scale and scope of our business dramatically. We acquired Comcast UK, Comtel, Diamond, Cablelink, BT cable franchises in Westminster and Milton Keynes, the "1G" Networks and agreed to acquire ConsumerCo which increased our franchise homes on a pro forma basis by over 350% to approximately 12 million homes. PRO FORMA FOR THESE ACQUISITIONS, WE BECAME THE LARGEST PROVIDER OF BROADBAND COMMUNICATION SERVICES IN THE UK AND IRELAND WITH APPROXIMATELY 2.8 MILLION CUSTOMERS. We intend to build upon our success and experience to develop and improve the operating results of these acquired franchises. We have also recently completed the acquisition of the national broadcasting network facilities in Australia.

     In respect of future possible acquisitions, it is our intention to selectively duplicate our UK model in additional markets that will provide us with an opportunity to capitalize on our experience in the UK. We believe that we have a number of competitive advantages to bring to European opportunities. First, we intend to utilize our experience and industry-leading success in developing and operating any newly acquired businesses. In addition, our existing UK national fiber network currently has connectivity to Continental Europe and we intend to integrate this network with any communications networks acquired in the future.

     AUSTRALIA. In April 1999, we significantly expanded the sales and scope of our broadcast business through the acquisition of the Australian National Transmission Network, known as NTN, from the Australian government. NTN OPERATES OVER 561 TOWER SITES AND PROVIDES EXCLUSIVE TELEVISION AND RADIO TRANSMISSION SERVICES TO AUSTRALIA'S ONLY NATIONAL TV AND RADIO BROADCASTERS, ABC AND SBS. In addition, NTN serves regional and community TV and radio broadcasters, and provides equipment hosting services to telecom operators and emergency service communications from its towers. NTN's customers include Telstra, WIN Television, Prime Television, Vodafone and Air Services Australia. NTN holds long term contractual relationships with the majority of its customers.

     IRELAND. In June, we acquired Cablelink, Ireland's largest cable operator with franchises in Dublin, Waterford and Galway. CABLELINK HAS ACHIEVED 83% CUSTOMER PENETRATION, SERVING OVER 360,000 CUSTOMERS OF ITS 420,000 FULLY BUILT FRANCHISE HOMES. IRELAND IS A MAJOR COMMUNICATIONS MARKET AND AFTER THE US, ACCOUNTS FOR THE HIGHEST AMOUNT OF INCOMING AND OUTGOING TELEPHONE TRAFFIC TO THE UNITED KINGDOM. We plan to upgrade the Cablelink networks for the provision of digital cable, telephone, Internet and interactive services and expect to increase the average gross profit contribution of the installed customer base through the sale of these services. THE DUBLIN FRANCHISE WILL BE CONNECTED TO OUR SIRIUS CABLE, THE ONLY SDH FIBER OPTIC LINK BETWEEN THE UK AND IRELAND, ALLOWING US TO CONNECT THE SYSTEM TO OUR UK NETWORK AND SERVE THE FRANCHISE WITH A DIGITAL CABLE FEED FROM OUR DIGITAL MEDIA CENTER IN THE UK. This connection to our backbone network will also allow us to capitalize on the international voice traffic flows between the UK and Ireland (traffic to the UK accounts for approximately 75% of all international calls from Ireland). WE EXPECT THE ACQUISITION TO BENEFIT FROM OTHER OPERATING EFFICIENCIES AS WELL, INCLUDING THOSE RESULTING FROM THE INTEGRATION OF CABLELINK WITH OUR OPERATIONS IN NORTHERN IRELAND.

[EDGAR GRAPHIC DESCRIPTION: Illustration of NTL transmission tower and fiber and coaxial cable and telephone wires for Business and Home customers. The tower appears at the bottom left corner of the page and the telephone cables appear at the bottom right of the page.]

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OVERVIEW

     CONTINENTAL EUROPE. In August 1999, we acquired our first broadband venture in Continental Europe with the acquisition of the "1G Networks" of France Telecom representing over 266,000 franchise homes and 51,000 basic and 25,000 master antenna subscribers. THE DECISION TO EXPAND INTO CONTINENTAL EUROPE WAS REINFORCED BY OUR ABILITY TO UTILIZE OUR DIGITAL MEDIA CENTER TO DELIVER "ENHANCED" DIGITAL CABLE ENTERTAINMENT SERVICES TO CONTINENTAL EUROPE. The connection of our existing UK national fiber network to Continental Europe will not only allow us to carry our own telecommunications traffic throughout Continental Europe and the UK, but will also allow the acquired systems to benefit from our UK digital media center. Moreover, enhanced digital television feed from our digital media center facilitates our vision of TV-based Internet access products distributed through in-place telephone or cable lines throughout Europe.

CORPORATE STRATEGY

     Our objective is to exploit the convergence of the telecommunications, entertainment and information services industries to become the leading full service broadband communications company in the markets in which we compete. We offer services to residential, business and wholesale customers on a national and an international scale. We believe that we will be able to deliver our strategy based on our entrepreneurial approach, innovative marketing, state-of-the-art network and technical excellence. We are currently employing several strategies to achieve our objective:

     - INSTALLING FLEXIBLE INTEGRATED FULL-SERVICE NETWORKS. Our integrated full-service networks provide a HIGH-SPEED, HIGH-CAPACITY, TWO-WAY COMMUNICATIONS PATHWAY to the consumer that is capable of delivering new services which are emerging from the convergence of telecommunications, information and entertainment. THIS STRATEGY ALLOWS US TO PURSUE FOUR REVENUE STREAMS -- RESIDENTIAL CABLE TELEVISION, RESIDENTIAL TELEPHONE, BUSINESS TELECOMMUNICATIONS SERVICES AND INTERNET SERVICES -- WITHOUT SIGNIFICANT INCREMENTAL COST OR CAPITAL INVESTMENT.

     - MAXIMIZING NETWORK CAPACITY UTILIZATION. The fixed cost structure of building communications networks allows us to gain significant operating efficiencies from incremental services provided over our networks. IN OUR LOCAL FRANCHISE AREAS, OUR STRATEGY IS TO MAXIMIZE GROSS PROFIT CONTRIBUTION PER HOME PASSED, RATHER THAN REVENUE PER CUSTOMER, BY INCREASING OVERALL PENETRATION OF THE NUMBER OF SERVICES PROVIDED OVER OUR NETWORK. EXAMPLES OF THIS STRATEGY ARE THE DEVELOPMENT OF BUNDLED PRODUCT OFFERINGS THAT ENCOURAGE SUBSCRIPTIONS TO MULTIPLE SERVICES, MULTIPLE TELEVISION PRICING PLANS THAT APPEAL TO DIFFERING AND DISTINCT MARKET SEGMENTS AND PRICE POINTS, AND MORE "A LA CARTE" AND TRANSACTION-ORIENTED SERVICES WHICH INCREASE NETWORK UTILIZATION. This strategy resulted in the design and launch of the "Choices" marketing packages described below under "Residential Services -- Products, Services and Marketing," which increased our overall penetration rates as well as our overall percentage of dual subscribers.

     - FOCUSING ON TARGET MARKET SEGMENTS. WE BELIEVE THAT TAILORING OUR SERVICES TO THE NEEDS OF OUR CUSTOMERS WILL INCREASE THE PENETRATION OF THESE SERVICES. Examples of tailored services include the

[EDGAR GRAPHIC DESCRIPTION: Illustration of NTL transmission tower and fiber and coaxial cable and telephone wires for Business and Home customers. The tower appears at the bottom left corner of the page and the telephone cables appear at the bottom right of the page.]

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                                                                        OVERVIEW

       development of private telecommunications networks geared to "captive" local organizations such as governmental and educational institutions. We have a track record of distinguishing ourselves by providing flexible and customized solutions to meet our customers' individual requirements.

     - PROVIDING SUPERIOR CUSTOMER SERVICE. WE BELIEVE CUSTOMER SERVICE AND ATTENTIVENESS TO THE NEEDS OF CUSTOMERS ARE CRITICAL TO THE CONTINUED GROWTH OF OUR RESIDENTIAL AND BUSINESS SERVICES. We operate multiple customer call centers, including three large call centers in Luton, South Wales and Central Scotland, as well as multiple call centers throughout the regions of our recently acquired businesses. Calls are answered at most locations 24 hours a day, 365 days a year. The customer call centers currently employ approximately 2,600 people (including recent acquisitions), who are specially trained to deal with customers' inquiries and needs with respect to our various products and services. Each customer representative attends an in-house specialized training program, which is focused on increasing a representative's knowledge of our corporate culture and products and providing the individual with specific sales skills as well as a better understanding of the level of service expected to be provided to potential and existing customers on an ongoing basis. Finally, as we recognize the importance of the installation in the customer's satisfaction with the services, we have focused on monitoring installers' performance closely to ensure compliance with strict quality standards and scheduling installations to suit customers' requirements.

     - DEVELOPING ADVANCED MANAGEMENT INFORMATION SYSTEMS. We believe that advanced management information systems are critical to effectively, efficiently and accurately serving our customers. WE USE PROPRIETARY SOFTWARE TO HANDLE OUR SUBSCRIBER MANAGEMENT FUNCTIONS FROM ONE CENTRAL LOCATION. The system uses Windows-based software and can handle both business and residential customers as well as telephone, cable television and Internet services on a single platform. It is capable of managing our tariff and discounting structures, and will also allow for the introduction of new telephone and cable television services, such as 0800 numbers. Additionally, the system provides the functionality to support the customer representatives' inquiry handling and contributes to our high level of customer service. For example, customer representatives have on-line access to customers' billing, payment and subscription histories. Because this is a proprietary system, we have the ability to upgrade the system to meet our developing needs. To this end, we employ our in-house staff of IT professionals to make sure the system retains its robustness.

     - GAINING COST EFFICIENCIES. We gain cost efficiencies by centralizing some services provided to the franchise areas in our head office in Hook, England. Examples include network planning, marketing, finance, information systems and legal affairs. Alternatively, those cost centers which are critical to penetration are located as close to the customer as possible. Examples include construction management, sales, customer service, and network maintenance, which are all located in each of our regional areas.

[EDGAR GRAPHIC DESCRIPTION: Illustration of NTL transmission tower and fiber and coaxial cable and telephone wires for Business and Home customers. The tower appears at the bottom left corner of the page and the telephone cables appear at the bottom right of the page.]

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                              RESIDENTIAL SERVICES

     Including our proposed acquisition of Consumer Co., our local franchise areas cover approximately 12 million homes (not including France), spanning a broad geographic area across England, Scotland, Wales, Northern Ireland and the Republic of Ireland. OUR NETWORKS SERVE ENTIRE REGIONAL COMMUNITIES, PASSING VIRTUALLY EVERY HOME, BUSINESS, AND GOVERNMENT INSTITUTION. WE CURRENTLY PROVIDE OUR TELEPHONE SERVICES OVER THE TRADITIONAL TELEPHONE WIRES AND OUR CABLE SERVICES OVER A COAXIAL CABLE CONNECTION. We estimate that, including recent and proposed acquisitions, our local franchise networks (not including our national network) cover approximately 15,000 route miles of fiber backbone network, with approximately 700,000 fiber miles, and an estimated 100,000 route miles of coaxial/copper connections. These full-service networks are capable of providing a high speed, high capacity, two-way voice, data and video communications pathway to every customer. This approach allows us to pursue four revenue streams (residential telephone, residential cable television, Internet services and business telecommunications services) without a significant increase in fixed investment. A graphical depiction of our regional networks appears below.

[EDGAR GRAPHIC DESCRIPTION: Illustration of NTL's regional network showing six nodes. Within the fibre rings covered by the nodes are business parks, schools/ hospitals, a city center, industrial areas and homes. Each node is depicted as serving 600 homes. Coax/copper cables are shown connecting nodes to distribution points serving 60 homes and then connecting to individual homes. The business parks, city center and industrial areas are shown as connected to the nodes by fibre cable. The city center and industrial center are each surrounded by a high capacity fiber ring. Several of the nodes are shown connected to a telephone switch and cable head end which is shown as connected to NTL's national fiber network.]

[EDGAR GRAPHIC DESCRIPTION: Illustration of NTLfiber and coaxial cable and telephone wires for Business and Home customers. The telephone cables appear at the bottom right of the page.]

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                                                            RESIDENTIAL SERVICES

     Our cable entertainment network employs a coaxial cable and is built to a 750MHz specification, which is easily expandable to 1 GHz of capacity. THE NETWORK CURRENTLY HAS AN ACTIVE REVERSE PATH THAT ALLOWS US TO PROVIDE IMPULSE PAY-PER-VIEW. MOST IMPORTANTLY, THE FACT THAT WE HAVE INSTALLED BOTH TWO PAIR OF TELEPHONE WIRES AND COAXIAL CABLES INTO EACH OF OUR CUSTOMERS HOMES ALLOWS US THE ADVANTAGE OF DEPLOYING EITHER OF THE MAJOR HIGH BANDWIDTH COMMUNICATIONS TECHNOLOGIES THAT ARE DEVELOPING TODAY: CABLE MODEMS AND XDSL SOLUTIONS. The graphic below depicts this advantage.

     [EDGAR GRAPHIC DESCRIPTION: Illustration of two separate copper and coaxial cables traveling from a home node within a single duct, all extending to a customer's home. The customer's home receives 750 MHz to 1 GHz of bandwidth, which equals about 60 channels. There is a reverse path of 50 MHz. There is also shown a fiber cable linking a business location to the home node. The home node is shown to be connected to a switch through fiber cable and the switch is connected to a Web Server.]

     NETWORK DESIGN. WE ARE INSTALLING OUR BROADBAND AND TELECOMMUNICATIONS NETWORK USING ESTABLISHED STATE-OF-THE-ART TECHNOLOGY, DEPLOYING FIBER OPTICS DIRECTLY TO HIGHLY CONCENTRATED BUSINESS AREAS AND RESIDENTIAL NODES TYPICALLY AVERAGING 600 TELEPHONE LINES OR 600 HOMES RESPECTIVELY. WE INSTALL SPARE DUCT AND CAN THUS "PULL" FIBER INTO EVERY HOME WHEN ECONOMICALLY JUSTIFIABLE. In this manner, we achieve the cost efficiencies and rapid deployment from using standardized equipment, while retaining the flexibility to expand and adapt our network to technological advances with little or no additional construction investment.

     The design and construction of a new network varies depending upon several factors including the number of route miles to be installed, density of homes and businesses, type of road and sidewalk surface, and the architecture of the network backbone. Each system has been designed with at least one head-end and at least one telephone switching office. Each system's head-end and telephone switching office is directly connected to each node by fiber optic cable. Each node is then connected to a subscriber's premises. Construction of each system has been planned on a neighborhood-by-neighborhood basis to allow revenue generating operations to commence in a neighborhood as construction of the portion of the system serving such neighborhood is completed.

     FIBER OPTICS. The evolution of fiber optic technology over the past decade, including increases in the capacity of laser transmitters and decreases in the price of optical receivers, has enabled the economic deployment of fiber optic cable much closer to the customer than in traditional coaxial cable television and

[EDGAR GRAPHIC DESCRIPTION: Illustration of NTL fiber and coaxial cable and telephone wires for Business and Home customers. The telephone cables appear at the bottom right of the page.]

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RESIDENTIAL SERVICES

twisted copper pair telephone networks, thereby improving the quality and capacity of the cable television and telephone service. The main advantages of deploying fiber in place of both coaxial cable or copper wire are its smaller size, greater capacity, freedom from electrical interference, and significant reduction of the requirement for periodic maintenance. We deploy fiber to nodes which are normally less than 500 meters from the furthest home.

     NETWORK ARCHITECTURE. Our broadband networks are being built with an initial capacity of 750 MHz, which is sufficient to carry over 60 analog channels of television. With digital compression of the television signal, many more channels can be transmitted. The system is upgradeable to 1 GHz. Generally, a maximum of one amplifier is required between the head-end optical receivers and a home. Traditional cable systems often employ "cascades" of more than 5 amplifiers which degrade signal quality and increase the chances of system failure.

     Our local telecommunications network uses an SDH self-healing redundant-ring based architecture, which improves our ability to flexibly deploy capacity and further enhances system resilience. Telephone signals are carried from the node to the home over traditional copper pair, over a shorter distance than in traditional telephone networks, which improves signal quality and allows higher bandwidth services such as ADSL to be more easily deployed. WITHIN A RESIDENTIAL NODE, WE USE A "DUAL DROP" CONSISTING OF "SIAMESE" COAXIAL CABLE, CAPABLE OF TRANSMITTING UP TO 1 GHZ OF BANDWIDTH, AND TWO COPPER TWISTED PAIRS CAPABLE OF PROVIDING TWO TELEPHONE CONNECTIONS. MOREOVER, THE "DUAL DROP" IS PLACED IN AN UNDERGROUND CONDUIT THAT HAS CAPACITY FOR A "FIBER DROP" IN THE FUTURE. Large business customers are connected to the telephone network directly through fiber optic cable or microwave links.

     AS NOTED ABOVE, OUR NETWORK DESIGN ALLOWS US TO IMPLEMENT EITHER OF THE TWO MAIN BROADBAND LOCAL-LOOP SOLUTIONS: CABLE MODEMS AND DSL. THE USE OF XDSL TECHNOLOGIES COULD ENABLE US TO EXPLOIT OUR COPPER WIRE ASSETS MORE FULLY. We already use HDSL to meet the needs of particular business customers. ADSL speeds vary according to the length of the copper wire loop; the advantage that we have compared to an established telephone company is our relatively short copper wire runs -- typically under 500m. This facilitates down-load speeds of over 6 Mb/s.

PRODUCTS, SERVICES AND MARKETING

     NTL BELIEVES THE MOST EFFECTIVE STRATEGIES TO ACHIEVE MAXIMUM REVENUES AND MAXIMUM PENETRATION IS TO BUNDLE TELEPHONE, CABLE AND INTERNET SERVICES. OUR PRODUCT AND PRICING STRATEGIES EMPHASIZE CHOICE, VALUE, AND QUALITY AND ARE DESIGNED TO ENCOURAGE SUBSCRIPTION TO MULTIPLE SERVICES AND MAXIMIZE CUSTOMER RETENTION. We believe that people want a value proposition based upon packages of services. We believe that our ability to design attractive marketing plans and better package services relative to our competitors should have a positive effect on our penetration rates and customer retention.

BUNDLED CABLE SERVICES

     In 1996 we implemented a promotional pricing and packaging structure called "Choices" for our in-region telephone and cable television service. WE HAVE CONTINUED TO REFINE AND ENHANCE THE INITIAL PACKAGE. THE

[EDGAR GRAPHIC DESCRIPTION: Illustration of NTL fiber and coaxial cable and telephone wires for Business and Home customers. The telephone cables appear at the bottom right of the page.]

                                                            RESIDENTIAL SERVICES

CURRENT MONTHLY PRICE FOR THE STARTER PACK IS L8.92, WHICH IS THE SAME AS BT'S MONTHLY LINE RENTAL CHARGE AS OF SEPTEMBER 1999. The Starter Pack offers the customer:

     - TELEPHONE SERVICE;

     - INTERNET ACCESS SERVICE; AND

     - ALL SIX OF THE TERRESTRIAL CHANNELS, SEVEN CABLE TELEVISION CHANNELS AND OUR LOCAL TV CHANNEL; OR

     - A SECOND TELEPHONE LINE.

THIS MEANS THAT OUR CUSTOMERS CAN RECEIVE THEIR TELEPHONE LINE PLUS INTERNET ACCESS AS WELL AS CABLE TELEVISION OR A SECOND TELEPHONE LINE FOR THE SAME MONTHLY PRICE THAT BT CHARGES FOR TELEPHONE LINE RENTAL ALONE (PRIOR TO BT'S NEW PRICING STRUCTURE EFFECTIVE OCTOBER 1, 1999; SEE "TELEPHONE TARIFF" SECTION FOR MORE DETAIL). Our customers can add either of the services they do not choose as a part of the package for L5 each. THE L8.92 PRICE POINT WAS SPECIFICALLY CHOSEN TO PROVIDE THE CUSTOMER WITH A SIMPLE PRICE/VALUE PROPOSITION: FOR THE PRICE OF A BT TELEPHONE LINE, WE PROVIDE A TELEPHONE LINE AND MORE. BT has a long history of raising its line rental charge annually, creating a rising pricing umbrella under which we can position our services. We continue to improve the packaging structure in order to enhance its attractiveness to customers.

     In addition to the Starter Pack entry packages our Choice Collections packages enable the customer to select from several channel groupings each of which can be purchased for an additional charge.

     WE BELIEVE THAT OUR BUNDLED AND FLEXIBLE SERVICE PACKAGE IS RESPONSIVE TO THE DESIRES AND TASTES OF OUR CUSTOMERS. IT EMPHASIZES THE "VALUE" OF OUR RESIDENTIAL TELEPHONE SERVICE BY BUNDLING IT WITH A CHOICE OF ADDITIONAL SERVICES FOR THE PRICE OF BT'S TELEPHONE LINE RENTAL. As opposed to choosing from a limited set of service options, the packages provide the customer the opportunity to add services according to their individual tastes, and change various aspects of the bundle rather than disconnect the service completely. Through the use of our customer care and billing systems, we can change our customers' services quickly and easily, thus encouraging each customer to choose a package that meets his or her individual needs. We seek to gain incremental revenues by selling additional products and services as well as encouraging customers to purchase higher tier packages. THE STARTER PACK SERVES AS A SHOP WINDOW FOR OTHER INCREMENTAL SERVICES.

     PAY PER VIEW SERVICES. We entered into a joint venture with Telewest for the provision of a cable-only movie, sport and special events pay-per-view television service called Front Row which was launched to our customers in March 1998. THE JOINT VENTURE REPRESENTS THE FIRST-EVER ALTERNATIVE TO BSKYB IN THE PROVISION OF MOVIE AND SPORTS FOR PAY TELEVISION. Front Row has signed content output contracts with major Hollywood studios, including Warner Brothers, Sony Pictures Entertainment (Columbia/Tristar), the Walt Disney Company (Walt Disney Studios, Miramax, Hollywood Pictures and Touchstone), Dreamworks, MGM and Universal. Since its launch, Front Row has been very popular, currently selling over 170,000 movies per month.

[EDGAR GRAPHIC DESCRIPTION: Illustration of NTL fiber and coaxial cable and telephone wires for Business and Home customers. The telephone cables appear at the bottom right of the page.]

RESIDENTIAL SERVICES

                                   "CHOICES"

STARTER PACK           L8.92  TELEPHONE CHOICES             CHOICE COLLECTIONS
----------------------------  ----------------------------  ----------------------------
Includes:                     - Extra telephone line, or    - Music & youth,
- Telephone Line Rental and   additional converter          - Classic,
- Dial-up PC Internet Access  boxes                    L5.00 - News & documentary,
                                                      each  - Contemporary
                                                              - Two TV packs      L 8.00
Plus choose one of the        - Advance features: reminder    - Four TV packs     L13.00
following:                      call, three-way calling,
                              speed
- Television Service with       dialing, call barring,      BSKYB PACKAGES
  six terrestrial and seven     voicemail, call divert,     ----------------------------
  cable channels                call                        - Sky Sports 1 or 2   L16.00
  Or                            waiting                     - Movie Collection    L17.00
- 2nd Telephone Line                                        - Sport Collection    L20.00
                              - One Feature          L1.00  - Movie & Sports
                                                              Collection              L23.00
                              - All Six              L3.00
                                                            PAY PER VIEW
                                                            ----------------------------
                              TELEPHONE PRICING             - Movies on Demand
                              ----------------------------  Per Screening          L2.99
                              - 3,2,1 pence Nationwide
                                3 pence for the day, 2
                              pence
                                for the evenings, and 1
                              pence
                                for the weekends
                              - 1 pence for Internet
                              Access at all times

[EDGAR GRAPHIC DESCRIPTION: Illustration of NTL fiber and coaxial cable and telephone wires for Business and Home customers. The telephone cables appear at the bottom right of the page.]

                                                            RESIDENTIAL SERVICES

                              "CHOICE COLLECTIONS"

CHOICE COLLECTIONS                            CHANNEL LINE-UP
------------------------------------------    ------------------------------------------
Music and Youth                               MTV, VH-1, Cartoon Network, Rapture,
                                              Trouble, The Box, Nickelodeon, BET on Jazz
Classic                                       Granada Plus, Carlton Food, UK Gold,
                                              Performance, Discovery Home & Leisure
News and Documentaries                        Discovery, History Channel, CNN, National
                                              Geographic, Travel Channel, Animal Planet
Contemporary                                  Sci-Fi, Turner Classic Movies, Paramount
                                              Comedy Channel, Granada Men & Motors,
                                              Granada Breeze, Bravo, Living

     TELEPHONE TARIFFS. AS A RESULT OF OUR INVESTMENT IN OUR NATIONAL FIBER BACKBONE NETWORK, WE ARE ABLE TO DESIGN AND OFFER INNOVATIVE TELEPHONE SERVICE PACKAGES TO OUR CUSTOMERS. By integrating our national telecoms network with our local networks, we are able to bypass a portion of the wholesale long distance fees charged by BT and other carriers for carrying calls to and from our local telephone networks. THIS INCREASED FLEXIBILITY ALLOWS US TO INTRODUCE MORE VOLUME-ORIENTED AND/OR GEOGRAPHICALLY BASED CALLING PLANS DESIGNED TO GIVE THE CUSTOMER EVEN GREATER CHOICE AND VALUE. AS AN EXAMPLE, WE RECENTLY LAUNCHED NTL 3-2-1, A PER MINUTE NATIONAL CALL TARIFF OF 3 PENCE DURING THE DAY, 2 PENCE DURING THE EVENING AND 1 PENCE DURING THE WEEKEND. THE TARIFF IS DESIGNED TO CHARGE CUSTOMERS A RATE WHICH IS AFFECTED BY WHEN THEY CALL, NOT WHERE THEY CALL. INTERNET ACCESS IS 1P PER MINUTE OF USAGE AT ALL TIMES. The simplicity of this telephone tariff provides us with a distinct pricing advantage over BT. While BT offers its customers a series of complex discount plans, our 3-2-1 pricing structure offers a clear and simple savings formula for customers.

[EDGAR GRAPHIC DESCRIPTION: Illustration of NTL fiber and coaxial cable and telephone wires for Business and Home customers. The telephone cables appear at the bottom right of the page.]

RESIDENTIAL SERVICES

      The following table compares our tariffs to BT's published tariffs.

                                  BASE CHARGES

                                                           OLD      NEW
                                                  NTL      BT       BT*
                                                 -----    -----    -----
Line Rental....................................  L8.92    L8.92    L9.25
Call Set Up Fee................................   3.5P     5.0p     5.0p

                          TELEPHONE PER MINUTE CHARGES

                                                 TELEPHONE TARIFFS
                                                    (PER MINUTE)
                                                 ------------------
                                                              OLD       NEW
                                                   NTL        BT       BT**
                                                 -------    -------    -----
Local
  Daytime......................................   3.00P      3.95p     4.00p
  Evening......................................   2.00P      1.50p     1.50p
  Weekend......................................   1.00P      1.00p     1.00p
Short National
  Daytime......................................   3.00P      7.91p     4.00p
  Evening......................................   2.00P      3.95p     4.00p
  Weekend......................................   1.00P      2.95p     2.00p
Long National
  Daytime......................................   3.00P      7.91p     4.00p
  Evening......................................   2.00P      4.18p     2.00p
  Weekend......................................   1.00P      2.95p     2.00p

---------------
 * Includes 180 minutes of weekend phone calling every three months.

** Effective October 1, 1999.

[EDGAR GRAPHIC DESCRIPTION: Illustration of NTL fiber and coaxial cable and telephone wires for Business and Home customers. The telephone cables appear at the bottom right of the page.]

                                                            RESIDENTIAL SERVICES

     RESIDENTIAL MARKETING. We market our local telecoms and television service as an integral part of the emerging information super-highway. This marketing strategy is continually being refined and includes the following concepts in our advertising, literature and other materials:

     - POSITIONING US AS A LOCAL AND NATIONAL TELEPHONE COMPANY;

     - INTRODUCING ALTERNATIVE TELEPHONE SERVICE, MULTI-CHANNEL TELEVISION AND INTERNET ACCESS AS THE FIRST OF AN EXPANDING ARRAY OF SERVICES WHICH WILL BE CARRIED ON THE NETWORK IN THE FUTURE; AND

     - EMPHASIZING THAT WE ARE BRINGING "MORE CHOICE" IN TELEVISION VIEWING, "BETTER VALUE" IN TELEPHONE SERVICE AND "STATE OF THE ART" COMMUNICATIONS TECHNOLOGY IN PROVIDING ACCESS TO THE INTERNET;

     We employ an extensive direct marketing and selling approach to gain customers. We begin by building a relationship with our communities before construction commences in a given area by closely coordinating our upcoming activities with local government authorities and community groups and eliciting feedback on ways to minimize disruptions and inconvenience. Information packages and construction notices are delivered to the neighborhood prior to construction. Our consumer affairs advisors personally visit affected neighborhoods and households in order to meet the special needs of the residents. All written and telephonic inquiries from residents are input by name into a lead-tracking database, so that when areas are released to marketing, our sales personnel have complete customer profiles of the residents in their selling area.

     We initiate our marketing in an area by direct mail, which is followed by a personal appointment with a sales advisor. In some regions, the sales visit is also preceded by the hand delivery to every household of a videotape that describes us and our services. All information regarding both current and future sales opportunities is entered into the database, and current sales information is updated in our provisioning, billing and subscriber management system. Unsold household data is maintained for future telemarketing, direct mail, and re-marketing by the sales force.

     Additionally, as part of our focus in ensuring and maximizing customer retention, we usually charge an installation fee of L25.00. WE ADOPT A ONE YEAR SERVICE AGREEMENT AND ENCOURAGE DIRECT DEBIT PAYMENT AS THE "STANDARD". APPROXIMATELY 40% OF OUR CUSTOMERS ELECT DIRECT DEBIT AS A MEANS OF PAYMENT. The installation fee and one year contract provide qualifying mechanisms to ensure that the customer understands and recognizes the value of the services, while the encouragement of direct debit payment helps to avoid non-payment or non-payment related cancellations.

[EDGAR GRAPHIC DESCRIPTION: Illustration of NTL fiber and coaxial cable and telephone wires for Business and Home customers. The telephone cables appear at the bottom right of the page.]

RESIDENTIAL SERVICES

     NON-CABLE CUSTOMERS. In 1998, we extended our service offerings beyond our franchise areas in order to offer a set of alternative service options to over 12 million BT customers who are not passed by our local broadband networks. BY UTILIZING OUR INVESTMENTS IN OUR NATIONAL TELECOMS NETWORK, OUR INTERNATIONAL INTERNET FACILITIES AND OUR BACK OFFICE AND BILLING OPERATIONS, WE LAUNCHED A SET OF PRODUCTS AND SERVICES THAT ALLOW US TO PROVIDE TELEPHONE AND INTERNET SERVICES TO EVERY HOME IN THE UK WITH A BT TELEPHONE LINE AND A TELEVISION. A graphical depiction of this network solution appears below.

[EDGAR GRAPHIC DESCRIPTION: Illustration of both a customer's telephone line and internet television line leading directly into an NTL call router box, which is shown to be connected to a BT line. The BT line is connected first to a BT switch and then to an NTL switch, where the voice/telephony line is directed to the NTL national network and the internet/data line is directed to an NTL web server.]

     THE NATIONAL CONSUMER SERVICES, OUR FIRST RETAIL OFFERING TO THE UK CONSUMER OUTSIDE OUR FRANCHISE AREAS, HAVE ALLOWED US TO SIGNIFICANTLY INCREASE OUR UK TARGET MARKET. WE CARRY THE CONSUMER'S TELEPHONE TRAFFIC VIA INDIRECT ACCESS FOR VOICE AND INTERNET CALLS. USING INDIRECT ACCESS, THE CUSTOMER RETAINS THEIR BT LINE, BUT THE CALLS ARE AUTOMATICALLY ROUTED TO OUR SWITCH AND NATIONAL NETWORK. WE THEREFORE RECEIVE THE CALL REVENUE ASSOCIATED WITH THE CUSTOMER'S VOICE AND INTERNET TRAFFIC. The "off-net" customer receives the benefit of our 3-2-1 pricing while we garner the revenues from their telephone calls.

     In the future, we plan to provide digital television services over a digital terrestrial television box that will form part of our National Consumer Services product offering. DIGITAL TERRESTRIAL TELEVISION WILL ALLOW US TO OFFER CUSTOMERS THROUGHOUT THE UK A BUNDLED OFFERING OF TELEPHONE, TELEVISION, INTERNET AND INTERACTIVE SERVICES, THAT WILL MIRROR OUR IN-FRANCHISE PRODUCT OFFERINGS. The bundle of services provides Internet access via the personal computer or through our TV-Internet set top box which enables full Internet access without the need to purchase a PC. Customers simply use a keyboard and set-top box to access the Internet over their

[EDGAR GRAPHIC DESCRIPTION: Illustration of NTL fiber and coaxial cable and telephone wires for Business and Home customers. The telephone cables appear at the bottom right of the page.]

                                                            RESIDENTIAL SERVICES

television. This is an important market opportunity as it is estimated that of the 24 million UK TV homes, over 18 million homes do not have an Internet capable PC or Internet service.

NTL AND THE INTERNET

     Internet use in UK homes, businesses and education is rising dramatically. NTL regards data services as one of the three legs -- voice, data and video -- upon which we have built the company. NTL provides Internet services throughout the UK. Our subscribers can take advantage of the high data rates provided by our fiber network in order to access the Net via a personal computer or a television. NTL offers both consumer and business Internet services and co-owns Virgin Net with Richard Branson. However, our involvement is not simply based on enabling reliable Internet access. Rather, we also operate to support the development of Internet applications and usage. We provide the backbone for Virgin Net and Which? Online, with our call centers handling around 4,000 calls a day for the two entities, consistently winning awards for speed of service and customer satisfaction.

     WE ARE PROUD TO HAVE BEEN RECOGNIZED AS THE:

     - #1 ISP BY THE TIMES OF LONDON IN NOVEMBER 1998;

     - "BEST INTERNET SERVICE PROVIDER OF 1997" BY WHAT PC? MAGAZINE; AND

     - "BEST VALUE INTERNET SERVICE PROVIDER" BY WHICH? CONSUMER GUIDE, MAY 6, 1998.

     For companies, NTL offers reliable and scalable solutions for connecting to the Internet. These range from easy-to-connect dial up connections to fixed access solutions for high volume, dedicated Internet connectivity. Furthermore, our extensive and expanding network of entry points (POPs) guarantees rapid access to the Internet at all times. Other Internet services available from NTL include: firewalls, Web hosting, and virtual ISP.

     For the growing number of companies who wish to move into becoming virtual Internet service providers, NTL acts a wholesale provider. Furthermore, companies are increasingly turning to NTL for electronic commerce solution too and, as a result, our Internet services for businesses continue to grow. In all these cases, we offer a unique set of assets:

     - Networks

     - Technology

     - Customers

     - Interactive Content

[EDGAR GRAPHIC DESCRIPTION: Illustration of NTL fiber and coaxial cable and telephone wires for Business and Home customers. The telephone cables appear at the bottom right of the page.]

RESIDENTIAL SERVICES

     INTERNET ACCESS, INTERACTIVE SERVICES AND ENHANCED TELEVISION. We have moved rapidly to take advantage of, and drive the convergence between the Internet and the television. We are aggregating a broad range of interactive content into a seamless service that can be deployed as part of our interactive television services, such as TV-Internet and digital cable. Our decision to use open Internet standards for these products has allowed us to rapidly integrate a wide range of advanced technologies and partner with content companies who have already developed sites for the Internet. BECAUSE WE HAVE BUILT OUR INTERACTIVE SERVICE OFFERING IN OPEN INTERNET STANDARDS, OUR PLATFORM ALLOWS THESE CONTENT SOURCES TO BE EASILY AND COST EFFECTIVELY INTEGRATED TO CREATE A TELEVISION/ENTERTAINMENT EXPERIENCE RATHER THAN A COMPUTER-LIKE EXPERIENCE. This includes using the NTL user interface to allow simple navigation by remote control. In designing the look and feel of our interactive services, we built upon the UK's familiarity with teletext services by allowing customers to use the familiar four color remote control buttons to navigate through the interactive screens. THESE ENHANCED SERVICES WILL ULTIMATELY BE DEPLOYED AS PART OF OUR DIGITAL CABLE OFFERING WITHIN OUR FRANCHISE AREAS.

     WE HAVE PARTNERED WITH OVER 40 CONTENT PROVIDERS TO DELIVER A WIDE RANGE OF INTERACTIVE SERVICES, INCLUDING EDUCATION, HOME SHOPPING AND BANKING, TRAVEL, ENTERTAINMENT, GAMES, NEWS, SPORT AND LOCAL CONTENT. Content is organized in channels which include news, sport, travel, entertainment and retailing. Already over 100 brands are contracted to the service. Partners include Tesco and The Arcadia Group in the retail sector, ITN for news, the Sporting Life for sports coverage and the BBC's Beeb service in entertainment. For example, the travel channel allows viewers to search for travel destinations, gather destination information and find travel deals from a large real-time database. In addition, we are developing additional channels that will provide games, education and financial and investment content. ALL PARTNERS HAVE CONTRACTED TO PROVIDE A COMMISSION TO NTL ON E-COMMERCE TRANSACTIONS AND WE HAVE ALSO FORMED A JOINT VENTURE TO EXPLOIT THE ADVERTISING OPPORTUNITY ASSOCIATED WITH THIS SERVICE.

[EDGAR GRAPHIC DESCRIPTION: Illustration of NTL fiber and coaxial cable and telephone wires for Business and Home customers. The telephone cables appear at the bottom right of the page.]

                                                            RESIDENTIAL SERVICES

     THE NEXT STAGE IN THE DEVELOPMENT OF OUR CONSUMER PROPOSITION IS ENHANCED TELEVISION SERVICES. Enhanced television is the use of interactive technologies to enable television programs to become interactive. ENHANCED TELEVISION CAN BE VIEWED AS A MODIFIED FORM OF INTERACTIVE SERVICES WHICH ARE CONSTANTLY "ON SUPPLY" AS THE VIEWER WATCHES TELEVISION. Applications include the ability to enable viewers to participate in game shows, access further information in documentaries or respond directly to advertising. Viewers use their remote controls to access the additional program information on demand. A graphical representation of the enhanced TV system follows.

     [EDGAR GRAPHIC DESCRIPTION: Illustration of the Enhanced TV Overall System and technology partners. The illustration shows a box labeled 'Super Head-end', which contains several smaller boxes, including boxes representing DiviCom, Compaq, Magra, Ipsis and Microsoft, which are all interconnected and are shown to feed into a ball labeled 'EPG data'. The Super Head-end box is shown to receive external arrows, representing Programme Inputs, Corporate SMS and Call Center information, interactive Partners and Internet Data. The EPG data, connected to all the internal boxes, is shown to feed into the Existing NTL National Network (ATM), which is shown to feed into the Regional Head-end, containing a smaller DiviCom Multiplexing Out-of-bond data box. This Regional Head-end box is shown to connect to a box labeled 'Set top box', which contains the PACE logo, C-Cube Chip sets and Power TV Software.]

     A major advantage of our cable technology is that these enhanced television links are not restricted to information delivered in the broadcast stream, a major restriction of satellite delivered services. A broad range of additional content can be delivered over the cable modem integrated in the digital TV set top box. We are working with a number of major broadcasters to develop the service and have already demonstrated a number of program pilots.

     Delivering enhanced television service requires close coordination between the program creation and the technology of the broadcast system. Our digital media center is being developed with the ability to schedule the television feed and to add the interactive components to the broadcast feed.

     These new technologies not only provide a powerful new set of tools for television producers, but also create large new commercial opportunities for operators like us in providing a unique service to help acquire and retain customers with a package of communications services. In addition, we can exploit new revenue opportunities from e-commerce generated by the interactive elements and from interactive advertising on existing television services.

[EDGAR GRAPHIC DESCRIPTION: Illustration of NTL fiber and coaxial cable and telephone wires for Business and Home customers. The telephone cables appear at the bottom right of the page.]

RESIDENTIAL SERVICES

     DIGITAL MEDIA CENTER. WE HAVE INVESTED APPROXIMATELY $60 MILLION IN A NEW MEDIA CENTER WHICH IS AT THE HEART OF OUR DIGITAL OPERATIONS. THE CENTER ACTS AS THE MARSHALING POINT FOR ALL DIGITAL CONTENT, BOTH TELEVISION AND INTERACTIVE. Television and interactive services are brought to the center over satellite or fiber telecommunication links. Currently a 55 channel near video on demand service is produced using advanced digital storage and server technology. A complete sports channel, British Eurosport, is originated in the media center. In addition to the interactive television elements, conditional access for pay TV and electronic program guide datastreams are created and played out from the center.

     The new media center also houses the interactive servers for on-demand elements and is the point at which the broadband cable modem path is routed to access the Internet. The interactive system, scheduling and conditional access system are directly integrated with our customer management system. THIS ALLOWS DIRECT CUSTOMER INTERFACE THROUGH THE TV SCREEN FOR BILLING, ON-LINE HELP OR SELF-PROVISIONING OF NEW SERVICES. The system is controlled by a sophisticated scheduling system and control room that monitors all channels. The resulting service feed is carried from the center to each regional head using ATM technology. This feed is then combined with local content, such as regional TV channels for delivery over that local network. The system is capable of allowing full flexibility of the regional line up of channels, for example to include regional services from the major broadcasters, ITV, Channel 4 and the BBC.

     The media center is connected to our UK national network and linked to our satellite hubs for both in-bound and out-bound traffic. The system architecture and flexibility allows the delivery of a customized service to any point connected to our fiber telecoms network (for example, the current reach includes Dublin which allows us to connect Cablelink's Dublin franchise to the center). In the future, we plan to connect our French cable operations to the digital media center, allowing us to further utilize our investment. This provides us with a significant advantage in providing enhanced television in France, as we won't need to duplicate our investment. This strategy can be duplicated in additional European markets if we were to pursue additional cable opportunities on the continent.

     HIGH SPEED INTERNET SERVICE. In May 1999, we launched NTL HiSpeed Internet, which links NTL's broadband cable network to the Internet at up to ten times the speed of telephone. The new cable modem service operates at speeds of up to 2.0 MBs and will be offered at a minimum delivery speed of 512 Kbps. Our HiSpeed Internet will be an "always on" service, removing logging-on delays and the need to log-off while using your telephone. IT ALSO UTILIZES OUR HYBRID FIBER/COAXIAL CABLE TELEVISION PORTION OF OUR BROADBAND NETWORK, LEAVING THE TELEPHONE LINE FREE TO MAKE OR RECEIVE CALLS. This service is currently priced at a flat rate of L40 per month.

[EDGAR GRAPHIC DESCRIPTION: Illustration of NTL fiber and coaxial cable and telephone wires for Business and Home customers. The telephone cables appear at the bottom right of the page.]

                                                            RESIDENTIAL SERVICES

     In addition, we are in the process of implementing a commercial pilot of ADSL technology in parts of our Surrey franchise. ADSL can be particularly attractive for us to install because we have very short copper telephone line runs to our customers' premises which is critical for clear, efficient data transport. Typically, our customer is within 500 meters from a node; whereas in the United States, ADSL customers' premises may be more than 18,000 feet from the end of the copper wire. ADSL is very easy for us to deploy and very attractive to the customer particularly because it is:

     - COST-EFFECTIVE -- less costly than a cable modem Internet connection

     - RATABLE -- customers buy the amount of bandwidth they need; and

     - SECURE -- it is a dedicated path, rather than the shared path of coax cable.

VIRGINNET

     In addition to telecoms and data services we also offer wholesale Internet access solutions including network services, call center operations, customer provisioning and billing to UK Internet Service Providers ("ISPs") and other corporate customers that would like to expand their Internet presence. This service was launched in 1995 as our first national product offering.

VIRGINNET RANKED # 1 BY THE TIMES OF LONDON

THE ALSO RANS:

- AOL                      - FREESERVE
- BT INTERNET              - GLOBAL NETWORK
- CABLE & WIRELESS         - IBM
- COMPUSERVE               - NETCOM
- DEMON                    - UUNET

SOURCE: THE TIMES OF LONDON, NOVEMBER 25, 1998.

In 1996, we established the VirginNet joint venture with Virgin Communications Limited. As of August 31, 1999, VirginNet had over 400,000 customers. The joint venture is 49% owned by NTL and 51% by Virgin. VirginNet offers connectivity and proprietary content services to consumers and small businesses throughout the UK. VirginNet recently launched a "free access" product offering, whereby customers only pay for the minutes that they are online or in contact with a customer care representative. WE ARE ABLE TO SUPPORT THIS SERVICE PROFITABLY BECAUSE WE CARRY THE MAJORITY OF THE VIRGINNET INTERNET TRAFFIC ON OUR OWNED NETWORK FACILITIES.

     By integrating our Internet infrastructure with our national telecoms network we have been able to decrease the costs of providing these wholesale services as well as increase the value of the proposition by retaining a higher portion of the revenue from the data traffic that our customers generate. We plan to continue to enhance our Internet network, both nationally and internationally, to accommodate the growth in the business.

[EDGAR GRAPHIC DESCRIPTION: Illustration of NTL fiber and coaxial cable and telephone wires for Business and Home customers. The telephone cables appear at the bottom right of the page.]

RESIDENTIAL SERVICES

OPERATING RESULTS

     Based on trials and experiences in the UK and the prior experience of our management in the United States telecommunications market, we have developed innovative marketing strategies that have led to increased customer penetration rates, customer retention and operating profitability.

     As of March 31, 1999, pro forma for the acquisitions of ComTel, Comcast UK, BT cable franchises, Diamond, "1G" Networks, Cablelink, and the proposed acquisition of CWC ConsumerCo (but excluding our 50% ownership of Cable London which Telewest exercised its option to buy in August 1999) we had 2.8 million residential customers, approximately 51% of which subscribed to both telephone and television services. Pro forma, the company counted a total of 4.3 million revenue generating units (known as RGUs) resulting in approximately 37% customer penetration, approximately 30% telephone penetration, approximately 29% cable penetration, yielding 56% RGU penetration of homes marketed. An RGU is one telephone account or one cable television account. A customer who takes telephone and cable television service generates two RGUs.

     NTL, ON A STANDALONE BASIS, PRIOR TO RECENT ACQUISITIONS, HAS ACHIEVED INDUSTRY-LEADING CUSTOMER PENETRATION AND RETENTION LEVELS. OUR CATV PENETRATION STANDS AT 45% WITH TELEPHONE PENETRATION AT 44%. THIS COMPARES FAVORABLY TO THE UK INDUSTRY AVERAGE OF CATV PENETRATION OF 24% AND TELEPHONE PENETRATION OF 29% ACHIEVED BY OUR COMPETITORS. SIMILARLY, NTL HAS EXPERIENCED AN ANNUAL TELEPHONE AND CATV CHURN RATE OF APPROXIMATELY 12% VERSUS THE COMPETITOR CHURN RATE OF APPROXIMATELY 27%.

     NTL believes this success has been largely due to its focus on customer service and the development of product offerings that emphasize choice, value and simplicity. NTL plans to apply it marketing and customer service skills to enhance the operational performance of the combined entity. NTL also expects to achieve significant operating synergies from the combined operations including economies of scale in content and equipment purchasing, reduced telephone interconnect and call termination costs and improved operating leverage.

[EDGAR GRAPHIC DESCRIPTION: Illustration of NTL fiber and coaxial cable and telephone wires for Business and Home customers. The telephone cables appear at the bottom right of the page.]

                                                            RESIDENTIAL SERVICES

                                                     NTL ONLY(*)
                                -----------------------------------------------------
                                THE FOLLOWING TABLE ILLUSTRATES OPERATING               PRO FORMA
                                  STATISTICS OF OUR BROADBAND NETWORKS:                  NTL(4)
                                              DECEMBER 31,                  JUNE 30,    ---------
                                -----------------------------------------   ---------   MARCH 31,
                                 1995      1996       1997        1998        1999        1999
                                -------   -------   ---------   ---------   ---------   ---------
Homes passed(1)...............  463,000   779,100   1,007,000   1,247,000   1,312,500   8,463,000
Homes marketed (Telephone)....  176,200   467,300     810,000   1,064,600   1,123,600   6,984,000
Homes marketed (Cable)........  176,200   467,300     810,000   1,064,600   1,123,600   7,713,000
Total customers(2)............   57,700   168,200     321,300     471,000     516,300   2,852,000
  Dual........................   44,630   133,800     287,200     434,000     475,700   1,472,000
  Telephone-only..............    6,620    15,950      15,300      16,100      16,300     652,000
  Cable television-only.......    6,450    18,450      18,800      20,800      24,300     729,000
Total RGUs....................  102,300   302,000     608,500     905,100     992,000   4,324,000
Customer penetration..........       33%       36%         40%         44%         46%         37%
Telephone penetration.........       29%       32%         37%         42%         44%         30%
Cable television
  penetration.................       29%       33%         38%         43%         45%         29%
RGU penetration(3)............       58%       65%         75%         85%         89%         56%

---------------
(*) Excludes all acquisitions since January 1998.
(1) "Homes passed" is the expression in common usage in the cable industry as the measurement of the size of a cabled area, meaning the total number of residential premises which have the potential to be connected to our network.
(2) As of December 31, 1998, we also provided service to approximately 19,400 customers connected to acquired cable systems over which we do not offer a full range of services.
(3) RGU penetration is the number of RGUs per 100 homes marketed.
(4) Includes CWC ConsumerCo, Cablelink, Comcast UK, ComTel, Diamond Cable, BT cable franchises. Excludes 50% ownership of Cable London which Telewest exercised its option to buy in August 1999.

     Consistent with our objectives, our high penetration rates have led to increased levels of gross profit contribution per home passed and thus increasing rates of return on invested assets. Our success has been consistent as we have increased our penetration for 14 consecutive quarters as shown by the following graph (excluding our recent acquisitions).

[EDGAR GRAPHIC DESCRIPTION: Line graph titled "Household Penetration" with percentage penetration shown on vertical axis and quarters from first quarter 1996 to first quarter 1999 shown on the horizontal axis. Two lines on the graph plot telephony and cable penetration for each quarterly period.]

                                                                         TELEPHONE                            CABLE
                                                                         ---------                            -----
1Q96                                                                        28.9                               29.0
2Q96                                                                        30.0                               30.1
3Q96                                                                        30.6                               30.9
4Q96                                                                        32.0                               32.6
1Q97                                                                        32.9                               33.4
2Q97                                                                        33.4                               34.0
3Q97                                                                        35.9                               36.4
4Q97                                                                        37.3                               37.8
1Q98                                                                        38.1                               38.5
2Q98                                                                        38.5                               39.1
3Q98                                                                        40.1                               40.6
4Q98                                                                        42.3                               42.7
1Q99                                                                        43.0                               43.7
2Q99                                                                        44.0                               45.0

[EDGAR GRAPHIC DESCRIPTION: Illustration of NTL fiber and coaxial cable and telephone wires for Business and Home customers. The telephone cables appear at the bottom right of the page.]

RESIDENTIAL SERVICES

     The quality of our customer's experience is further evidenced by the results published by OFTEL. These results are exhibited in the following table and charts and highlight our improved performance over BT and our peers in a number of measures which effect the quality of our residential customer's experience.

                                               NTL VS BT
[EDGAR GRAPHIC DESCRIPTION: RESIDENTIAL CUSTOMERS BAR CHART]

                                                                             BT                                NTL
                                                                             --                                ---
Faults Cleared                                                             79.90                              98.10
Reported Faults per 100 Lines                                               4.10                               2.30

                               NTL AND ITS PEERS

                                                               RESIDENTIAL CUSTOMERS
                                                                        1998
                                                              ------------------------
                                                              NTL     TELEWEST    CWC
                                                              ----    --------    ----
Faults Cleared..............................................  98.1%     88.3%     75.7%
Reported Faults per 100 lines...............................   2.3       4.5       6.6
Orders Completed............................................  97.7%     90.4%     83.2%

[EDGAR GRAPHIC DESCRIPTION: Illustration of NTL fiber and coaxial cable and telephone wires for Business and Home customers. The telephone cables appear at the bottom right of the page.]

                                                            RESIDENTIAL SERVICES

INDUSTRY STATISTICS

     Our industry has demonstrated strong growth over the last several years. THE INDUSTRY HAS NOW PASSED APPROXIMATELY 12 MILLION HOMES (OR 50% OF THE UK'S TOTAL TV HOMES) WITH A BROADBAND COMMUNICATIONS NETWORK. PRO FORMA FOR OUR RECENT AND PROPOSED ACQUISITIONS, WE HAVE PASSED OVER 8 MILLION HOMES. AS A RESULT, THE UK CAN CLAIM TO HAVE ONE OF THE MOST ADVANCED COMMUNICATIONS INFRASTRUCTURES IN THE WORLD. In addition, since January 1, 1992, the industry has connected approximately 4.5 million telephone lines. (During the same period, BT has also grown, adding approximately 2.5 million telephone lines.) The following tables illustrate these statistics:

                                                              TELEPHONE LINES
                               -----------------------------------------------------------------------------
                                                                                               RESIDENTIAL
                               RESIDENTIAL AND BUSINESS      RESIDENTIAL                      TELEPHONE LINE
                                   TELEPHONE LINES         TELEPHONE LINES    HOMES PASSED     PENETRATION
                               ------------------------    ---------------    ------------    --------------
June 30, 1999................         4,571,274               3,993,215        12,171,351           33%
January 1, 1999..............         4,070,866               3,567,786        11,904,341           30%
January 1, 1998..............         3,442,196               3,038,809        10,693,809           28%
January 1, 1997..............         2,278,113               2,039,081         8,351,310           24%
January 1, 1996..............         1,419,819               1,287,248         6,042,296           21%
January 1, 1995..............           717,566                 649,350         4,116,971           16%
January 1, 1994..............           314,381                 279,728         2,786,202           10%
January 1, 1993..............           106,989                  92,715         1,954,829            5%
January 1, 1992..............            21,225                     N/A         1,343,557           --

BSKYB SUBSCRIBERS

                                            TOTAL        TOTAL            DTH               DTH
                                          CUSTOMERS    DTH HOMES    AS A % OF TOTAL    NET ADDITIONS
                                          ---------    ---------    ---------------    -------------
June 30, 1999...........................  7,442,000(1) 3,460,000        46.5%             (87,000)
June 30, 1998...........................  6,899,000    3,547,000        51.4%              15,000
June 30, 1997...........................  6,372,000    3,532,000        55.4%             285,000
June 30, 1996...........................  5,022,000    3,247,000        64.7%             354,000
June 30, 1995...........................  4,163,000    2,893,000        69.5%             352,000
June 30, 1994...........................  3,477,000    2,541,000        73.1%                  --

---------------
(1) Includes 589,000 and 204,000 Eire and ONDigital customers, respectively at June 30, 1999.

[EDGAR GRAPHIC DESCRIPTION: Illustration of NTL fiber and coaxial cable and telephone wires for Business and Home customers. The telephone cables appear at the bottom right of the page.]

                               BUSINESS SERVICES

     NTL's business and nonresidential services have undergone a significant transformation in the last twelve months, as the company has moved away from a simple product-based sales approach to a sector-based approach. IN THE BUSINESS MARKET (COMPRISED OF GOVERNMENT, INDUSTRY, HEALTH AND EDUCATION SECTORS) THIS SECTOR APPROACH ENABLES US TO PROVIDE A BROAD ARRAY OF SERVICES RANGING FROM SIMPLE CONNECTIVITY FOR SMALL BUSINESSES TO INTEGRATED SOLUTIONS OF VOICE, VIDEO AND DATA FOR LARGE ENTERPRISES. These services are provided on local, regional or national bases to more than 60,000 businesses. Our communication products are appealing because of our highly reliable network services. In the business market our reported faults (as compiled by the regulator, Oftel) are 1.3 per 100 lines as compared to 3.3 per 100 lines, for B.T., a statistically significant difference. In addition to our ability to package several services together at attractive prices, we have a strong local market presence due to the localization of our staff and support services.

     In recognition of the developing needs and concerns of our large customers, NTL recently acquired Workplace Technologies, one of the UK's leading data network service consultancy integrators. Workplace's services range from the design and installation of data, voice and video networks to remote monitoring and support of these networks. Workplace currently employs 500 people in the UK. We believe that large customers are more interested in functionality of voice, video and data needs rather than driven by cost concerns. The combination of network capability, ISP experience, and the market presence of NTL enables us to offer a unique and comprehensive service to large customers.

BUSINESS PRODUCTS AND SERVICES.

- SIMPLE "ACCESS" SERVICES that connect the customer to us for inbound and outbound voice and data calls. These access services include traditional analog Business Exchange Lines (BELs) and Digital Business Exchange (DELs). DEL services include Basis Rate Access, also known as "ISDN2", and Primary Rate Access, also known as "ISDN30". These and other direct and indirect access services are priced competitively and offered in competition with a number of other direct and indirect suppliers.

- MANAGED VOICE SERVICES are best illustrated by our Central Exchange "Centrex" service. This service presents the customer with business exchange lines configured as a "virtual PABX", as we completely handle the services normally associated with a traditional PABX (or PBX). THE SUCCESS OF THIS PRODUCT IS WELL DEMONSTRATED IN THE EAST MIDLANDS WHERE EIGHT OF THE 11 LOCAL GOVERNMENT ORGANIZATIONS USE NTL CENTREX AS THEIR MAIN BUSINESS SERVICE, INCLUDING THE NOTTINGHAM CITY COUNCIL WITH MORE THAN 3,500 LINES.

- MANAGED DATA SERVICES include fixed point-to-point private circuits at speeds from 64 Kbit/s, through multiples of that speed and individually tailored 100 Mbit/s and 155 Mbit/s services. Other services include the provision of intersite data services with particular transmission protocols, such as Internet Protocol also known as TCP/IP, Frame Relay and ATM.

- INTERNET SERVICES provided by NTL ranges from "Dial-up" customers to dedicated private circuits for greater access speeds. We are launching a range of new services and branded hardware products, which include both entry level and advanced "firewalls", and a self provisioning web-hosting service. We own an interest in and provide communications network and back office support for Virgin Net and provide services to more than twenty other Internet Service Providers.

[EDGAR GRAPHIC DESCRIPTION: Illustration of NTL fiber and coaxial cable and telephone wires for Business and Home customers. The telephone cables appear at the bottom right of the page.]

                                                               BUSINESS SERVICES

LOCAL BUSINESS SERVICES. The local business telecoms market provides an interesting and attractive opportunity to NTL. FOR THE MOST PART, THE UNDERLYING CAPITAL INVESTMENT NEEDED TO ADDRESS THIS MARKET IS MADE THROUGH THE BUILDOUT OF THE NETWORK FOR THE RESIDENTIAL MARKET IN OUR FRANCHISED AREAS. THEREFORE, THE MAJORITY OF THE CAPITAL INVESTMENT REQUIRED TO ADDRESS THE BUSINESS ENVIRONMENT IS "SUCCESS DRIVEN" CAPITAL. A good example of this principle is the provision of telecommunications services at Luton Airport, just north of London, to two airlines -- EasyJet and Monarch Airlines. Due to the completed NTL residential fiber network surrounding the airport, we were able to interconnect each of Monarch buildings with a 10 Mbs local area network by merely "pulling fiber" into the airport. Subsequently, we have provided Monarch with ISDN, Centrex and basic telephone services.

[EDGAR GRAPHIC DESCRIPTION: Illustration of Luton Airport 10 Mbs local area network. The Easy Jet Airport Terminal is shown extending to the Monarch Airlines Ethernet that connects five buildings. Surrounding the airport are homes representing the NTL residential fiber network that provided the foundation for interconnecting the Monarch buildings.]

[EDGAR GRAPHIC DESCRIPTION: Illustration of NTL fiber and coaxial cable and telephone wires for Business and Home customers. The telephone cables appear at the bottom right of the page.]

BUSINESS SERVICES

     NTL's responsiveness to our customer needs is demonstrated by our ongoing relationship with Easyjet. Based at the Luton airport, Easyjet is a very entrepreneurial budget airline which carries 1.5 million passengers to and from destinations, including Amsterdam, Nice, Barcelona, Edinburgh, Glasgow, Aberdeen, and Inverness. The airline succeeds on a low price, no frills, no tickets, scheduled flight service. Customers just show up, check in, board and take off. All seat sales are transacted by telephone, which is where NTL comes in. In March 1997, Easyjet needed an urgent Centrex order fulfilled in order to cope with response to a national newspaper campaign which resulted in over 100,000 telephone calls coming into Easyjet's Luton call center. NTL fulfilled two separate orders -- 24 hours apart -- for an E-1 (30 lines) essentially on an overnight basis. Clive Just, Manager of IT services at Easyjet, commented:

     "IT WAS ONE OF THE NEWSPAPER'S LONGEST EVER PROMOTIONS, SPANNING THREE WEEKS, IN WHICH READERS COLLECTED TOKENS [COUPONS] AND CALLED IN FOR SEATS AT L14.50 [$23]. AT ONE POINT IT WAS ESTIMATED THAT 100,000 PEOPLE WERE TRYING TO CALL US WITH POSSIBLY FIVE TIMES THAT NUMBER OF PEOPLE WHO WERE UNABLE TO GET THROUGH TO THE NETWORK.

     WHEN WE REALIZED WE NEEDED TO EXPAND THE NUMBER OF TELEPHONE CALLS WE COULD HANDLE, ONE LEADING COMPANY WAS TALKING WEEKS FOR DELIVERY, NUMBER ONE (BT) WAS TALKING MONTHS AND NTL WAS TALKING DAYS. WE WANTED THE LINES QUICKLY AND NTL WAS ABLE TO DELIVER. IT WAS ALSO CHEAPER."

     "WE DID ENCOUNTER A FEW TECHNICAL PROBLEMS AND NTL ALWAYS RESPONDED EXTREMELY QUICKLY -- EVEN IF THE PROBLEM WAS NOT WITHIN THEIR NETWORK. WE HAVE DIRECT ACCESS TO A DEDICATED ENGINEER WHO KNOWS US AND OUR OPERATION IN DEPTH.

     NTL HAS BEEN VERY KEEN TO EXPERIMENT AND MOVE EASYJET INTO NEW AREAS. ONE ILLUSTRATION OF THIS APPROACH IS THE JOINT TRIALING OF A SCHEME [PROCEDURE] IN WHICH THE EASYJET TELEPHONE SALES OPERATORS WORK FROM HOME USING NTL'S CENTREX SYSTEM."

     However, subsequent to March 1997, NTL has received 13 additional orders for ISDN, Centrex, and digital telephone lines. That is the hallmark of a satisfied customer.

              EASYJET
             ORDER DATE
------------------------------------
 10/96        1/98         4/99
 10/96        1/98         4/99
 1/97         10/98        5/99
 3/97         10/98        5/99
 7/97         12/98        5/99
 8/97         2/99         7/99
 10/97        3/99         9/99

REGIONAL BUSINESS SERVICES. The communications services we provide to the education and government sectors is an excellent example of the possibilities created by our newly built high bandwidth networks where we can provide both region wide and intra-regional connectivity. We provide extensive services to numerous local governments, particularly our Centrex service that eliminates the need for a PBX, simplifies moves, adds and changes and provides free calling between locations. Additionally, our focus on the education market is demonstrated by the more than 3000 primary schools, colleges and universities we serve; the majority of which

[EDGAR GRAPHIC DESCRIPTION: Illustration of NTL fiber and coaxial cable and telephone wires for Business and Home customers. The telephone cables appear at the bottom right of the page.]

                                                               BUSINESS SERVICES

we connect to the Internet with speeds ranging from 128 Kb to 2 MB speed. Funding for the Internet segment of the services has been largely provided by the Government, for whom Internet connectivity has become a high priority.

- REGION-WIDE BUSINESS SERVICES. IN HERTFORDSHIRE, NTL PROVIDES COUNTY-WIDE TELECOMMUNICATIONS FOR ALL THE LOCAL SCHOOLS AS WELL AS WIDELY DISPERSED MUNICIPAL ADMINISTRATIVE OFFICES. NTL was awarded all of Hertfordshire County Council's voice and data traffic and installed Centrex across all of the Council's sites (upward of 500 Centrex lines) based upon an integrated solution. These sites included libraries, social services offices and environmental services offices all linked to an NTL-provisioned voice and data call center.

     In addition to providing county-wide municipal council service in Hertfordshire, NTL provides a customized package of Internet and telecom services to all schools county-wide. The service, known as the "Hertfordshire Learning Grid", inaugurated one of the largest Internet and Intranet projects in the UK education sector. NTL installed, maintains and manages PCs at all primary schools. NTL arranged to train three teachers in each school on how to use the Internet for communication, i.e. email, how to use the Intranet for their administration, and how to use the world wide web to gather information which would support the teachers and help them to teach the children. Additionally, NTL built a bespoke intranet service for both the council's administration and schools which entailed a help desk, an email filtering system, Internet filtering, and Intranet filtering. The complete solution is fully managed by NTL and completely seamless to the customer. All queries are managed by their respective NTL local account manager.

- INTRA-REGIONAL BUSINESS SERVICES. WITHIN REGIONS, NTL HAS OVERLAID DEDICATED HIGH CAPACITY VIRTUAL PRIVATE NETWORKS (VPNS) ON ITS PREVIOUSLY CONSTRUCTED INTRAFRASTRUCTURE. An excellent example of a VPN is the provision of 155 MB metropolitan area networks (MAN) in a number of our regions throughout the UK to support SuperJANET. The UK Government established the Joint Academic Network (JANET) in order to facilitate a sharing of knowledge and research among all UK universities and other government-funded research facilities. SuperJANET is the broadband, or high speed, portion of JANET. A good example is the SuperJANET network in South Wales (SWAN). SWAN provides the gateway to SuperJANET for 23 institutions of higher learning in Wales. SWAN is a 60 mile fiber network, connecting with 13 sites which serve approximately 16,000 PC's, creating approximately 2 million e-mails and 12 million hits on the World Wide Web every month. As Dr. John Martin, Chairman of the South Wales MAN Board, commented:

          "THE REASON WE CHOSE NTL WAS BECAUSE THEY WERE BY FAR THE MOST IMAGINATIVE IN THE WAY THEY BID. IT WAS CLEAR THAT THEY HAD TAKEN TIME TO THINK ABOUT WHAT WE NEEDED AND THEY OFFERED US A SET OF TARIFFS THAT WERE INDEPENDENT OF DISTANCE AND BANDWIDTH. THEY WERE THE ONLY ONES TO PROPOSE 155 MEGABITS PER SECOND CIRCUITS FROM THE OUTSET"

- NATIONAL BUSINESS SERVICES. Our national network (see inside front cover) was designed specifically to connect our local networks and enable distance insensitive calling tariffs. ADDITIONALLY, WE DERIVE SUBSTANTIAL INCREMENTAL REVENUES BY PROVIDING TELECOMMUNICATION SERVICES TO OTHERS. We estimate that our national network covers approximately 3,500 route miles and 170,000 fiber miles across England, Scotland and Wales. During 1998, we extended the network to include the first resilient fiber connection between Northern Ireland, the Republic of Ireland, Scotland and England. In addition, in December 1998, we acquired Eastern Group Telecom, or EGT, which expanded our network to cover southeast England. Our national network has been designed with significant excess capacity. FOR EXAMPLE, THE TRUNK ROUTE SPECIFICATION PROVIDES FOR TWO LARGE

[EDGAR GRAPHIC DESCRIPTION: Illustration of NTL fiber and coaxial cable and telephone wires for Business and Home customers. The telephone cables appear at the bottom right of the page.]

BUSINESS SERVICES

DUCTS, EACH WITH CAPACITY FOR 4 SUB-DUCTS, ONLY ONE OF THOSE EIGHT SUB-DUCTS IS CURRENTLY USED. OUR TOTAL DUCT CAPACITY EXCEEDS 2300 FIBERS OF WHICH ONLY A SMALL PORTION IS "LIT".

     Our national network is a fully redundant, SDH digital fiber network. The major fiber routes are complemented by microwave radio connections which increase the reach of the network. SDH technology improves network reliability and performance and provides greater flexibility than conventional transmission architecture. In addition, network availability, management and routing are also superior to conventional transmission architecture because signals are automatically rerouted to the best path available if another is severed or degraded. WE BELIEVE THAT WE HAVE A COMPETITIVE ADVANTAGE OVER OTHER CARRIERS SUCH AS BT BECAUSE SDH TECHNOLOGY HAS BEEN BUILT INTO OUR NETWORKS FROM THE START, THUS AVOIDING INTEGRATION PROBLEMS WITH OLDER NETWORK TECHNOLOGIES.

     An important source of revenue for NTL is the bandwidth and connectivity we provide to other communications carriers. Our network is used to interconnect these carriers to cities throughout the UK and Ireland. NTL provides customers with capacity ranging from 2 Mbits to STM-16's. OWNING CORE INFRASTRUCTURE ALSO OPENS UP AVENUES FOR INTERNATIONAL NETWORK EXPANSION. INCREASINGLY, NETWORK OPERATORS ARE LOOKING AT MINIMIZING CAPITAL OUTLAY BY SWAPPING CAPACITY ON THEIR INFRASTRUCTURE FOR NEW NOTES OR ADDITIONAL CAPACITY ELSEWHERE. Our customers include fixed wireline and mobile telecommunications operators, cable operators, Internet service providers, and various information technology and facilities management companies, notably.

- COLT where we have been awarded 'preferred supplier" status for the distribution of COLT's traffic outside the London area. This covers bandwidths from 2 Mbits to STM-1.

- ENERGIS for which we provide high speed managed services to enable the operator to more effectively address its 'off-net' customer base.

- GLOBAL ONE where as part of this international operator's roll-out, we are providing managed services between London and Dublin utilizing our recently completed sub-sea cable.

- VODAFONE AND ORANGE, for which we provide inter-switch capacity on our national network. During 1998, both Vodafone and Orange considerably increased their requirements for network services, and as of December 1998, we supplied Orange with the majority of its inter-switch capacity.

[EDGAR GRAPHIC DESCRIPTION: Illustration of "NTL's National Backbone Network." Two ducts, each designated as four inches in diameter, are shown containing a bundle of 48 fibers each. The fibers are described as having dual duct capacity of .2304 and the graphic indicates that 10 fibers are lit on average.]

[EDGAR GRAPHIC DESCRIPTION: Illustration of NTL fiber and coaxial cable and telephone wires for Business and Home customers. The telephone cables appear at the bottom right of the page.]

                          BROADCAST AND TOWER SERVICES

     We are a leading owner and operator of broadcast and transmission and wireless communications infrastructure in the UK and Australia. AS OF JUNE 30, 1999 AND AFTER GIVING EFFECT TO THE ACQUISITION OF NTN IN AUSTRALIA, WE OWN OR SHARE APPROXIMATELY 2,019 TOWERS AND SITES, OF WHICH 1,458 ARE IN THE UK AND 561 ARE IN AUSTRALIA.

     We provide a number of services;

     - TELEVISION AND RADIO BROADCAST TRANSMISSION

     - TOWER AND SITE LEASING

     - RADIO COMMUNICATIONS SERVICES

     Based on our track record of more than 40 years of providing broadcast services to the UK's independent television operators and our expertise in digital broadcasting, we believe that we are uniquely positioned to capitalize on the trends towards privatization and digitalization in the global broadcasting industry. Our strategy is to replicate our success in the UK through obtaining broadcasting franchises in other countries.

UK BROADCAST TRANSMISSION

     NTL HAS BEEN INVOLVED IN BROADCAST TELEVISION SINCE THE 1950'S WHEN WE DESIGNED AND BUILT THE TELEVISION TRANSMISSION SYSTEM FOR THE UK'S FIRST INDEPENDENT COMMERCIAL TELEVISION NETWORK. The Broadcast Transmission Group operates a national infrastructure in the UK of over 1,300 transmission sites delivering broadcast signals for the three commercial national television channels and many of the UK's independent local, regional and national radio broadcasters. Additionally, the group designs, installs, operates, and maintains new transmitter networks and has a spectrum planning service to monitor the coverage of television and radio networks.

     The Broadcast Transmission group provides a recurring contracted revenue stream from these customers through long term contracts. The projected total value of our present contracts for broadcast services is $1.8 billion with some contracts extending until 2012. AN ATTRACTIVE FEATURE OF THE NTL BROADCAST CONTRACTS IS OUR OWNERSHIP OF BOTH TOWERS AND TRANSMISSION EQUIPMENT RESPONSIBLE FOR GENERATING THE BROADCAST SIGNAL. In essence, TV and radio station owners are programmers and NTL is the broadcaster. The nature of these arrangements is such that there are significant switching costs for any TV broadcaster wishing to change service provider. The barriers to entry a new provider would need to overcome include:

     - The provisioning of capital equipment for transmission services and studio coding, decoding and distribution circuits;

[EDGAR GRAPHIC DESCRIPTION: Illustration of NTL transmission tower.]

BROADCAST AND TOWER SERVICES

     - Re-engineering of network either around NTL sites or, more challenging, around a different set of sites. In the latter case, planning permission would be particularly difficult to receive for an alternative set of large transmitter sites;

     - Attaining spectrum for a differently engineered network as there is a broadcast spectrum shortage.

     TELEVISION BROADCASTING. We currently provide digital broadcast transmission for Channel 3 and Channel 4/S4C and analog broadcast transmission services for the three commercial national television channels in the UK, ITV, Channel 4/S4C and Channel 5.

     IN NOVEMBER 1998 WE ATTAINED BROADCAST HISTORY WITH THE LAUNCH OF THE FIRST COMMERCIAL DIGITAL TERRESTRIAL TELEVISION NETWORK. Two of the four recipients of the digital terrestrial television (DTT) multiplexes, Digital 3 and 4 and SDN (in which we hold a 33% equity interest) selected us as the supplier of transmission services. At the launch of DTT there were 22 transmitting stations with a rollout plan targetted at reaching 85% population coverage. As of October 20, 1999, there were 24 transmitting stations. We have not only successfully completed the first phase of the build program from playout centers to transmission in a timely fashion but have also signed 12 year contracts to provide end to end service, including studio compression, transmission and full systems integration. It is anticipated that the digital network will ultimately grow to match coverage from the analog system to enable its switch-off.

     Digital broadcast systems require a more complex engineering design than their analog predecessors. We have exploited this by extending our range of services to include tower leasing and transmission services (as with analog) plus "end to end" system integration and service ranging from studio playout centers to terrestrial transmission. This has the twin benefits of enlarging the total market available from broadcasting and further differentiating us as a unique provider able to offer towers, transmission and system integration services for digital television.

     RADIO BROADCASTING. The Broadcast radio market in the UK comprises the publicly funded BBC and the commercial radio industry. The BBC operates five national radio networks and 44 local radio stations. All non-BBC radio in the UK is regulated by the Radio Authority, who currently licence 3 national commercial stations (such as Virgin and Classic FM) and 220 metropolitan, regional and local stations. Despite this diversity, ownership concentration is high, with 5 or 6 major groups controlling the majority of stations.

     Commercial radio stations are free to contract with any supplier for their transmission needs. WE HAVE AN 85% SHARE BY VALUE OF THE LOCAL COMMERCIAL RADIO TRANSMISSION MARKET AND A 40% SHARE BY VALUE OF THE NATIONAL COMMERCIAL MARKET.

     We also offer a range of services to local and national radio broadcasting licensees in the UK including: target service area planning; site location, installation and construction; and equipment selection, procurement, operation, monitoring and maintenance. This division offers total broadcast contract services, where it designs,

[EDGAR GRAPHIC DESCRIPTION: Illustration of NTL transmission tower.]

                                                    BROADCAST AND TOWER SERVICES

builds, owns and maintains the operator's transmission facilities, and facility management contract services where it maintains customer-owned equipment and administers the operation of the transmission service.

     The migration to a new digital transmission platform will create significant growth in the broadcast radio transmission market. The Radio Authority is committed to a fast roll-out of the new digital multiplex licenses and has already awarded the only national licence to Digital One, of which we are a founding equity partner with a 33% equity interest. We have a contract for the transmission of Digital One with a lifetime value in excess of $75 million. A total of 26 licenses for regional and local digital radio will be awarded between 1999 and 2001, and we are well positioned to win transmission contracts for a portion of the licenses, and provide site leasing services associated with some of the remaining licenses.

AUSTRALIAN BROADCAST TRANSMISSION

     WE RECENTLY PURCHASED NTN, THE EXCLUSIVE PROVIDER OF TELEVISION AND RADIO TRANSMISSION SERVICES TO AUSTRALIA'S ONLY NATIONAL TV AND RADIO BROADCASTERS, ABC AND SBS. In addition, NTN serves regional and community TV and radio broadcasters and providers equipment hosting services to telecom operators and emergency service communications on its towers. NTN's customers include Telstra, WIN Television, Prime Television, Vodafone and Air Services Australia. NTN holds long term contractual relationships with the majority of its customers. NTN owns 561 tower sites throughout Australia.

     Our strategy for NTN is to develop and exploit numerous opportunities including:

     - Introduction of digital terrestrial television broadcasting from 2001;

     - Introduction of digital radio broadcasting and datacasting;

     - Generating higher revenues from the provision of transmission site rental and services to non-broadcast services, such as cellular carriers;

     - Develop advanced radio communications services for Emergency Services, based on TETRA technology.

THE TOWER AND SITES DIVISION

     As of June 30, 1999, over 300 companies rented antenna space on our towers and sites. These site rental agreements have terms which are typically 10 years in length (and renewable), and are generally subject to price indexation with inflation. Site sharing customers are typically billed a year in advance. DURING THE LAST 4 YEARS, THE NUMBER OF LESSEES ON OUR TOWERS HAS GROWN BY 63%, FROM 1,989 TO OVER 4,000.

     The cellular market is the largest of these markets in terms of users, coverage, and usage of radio sites, and is witnessing extraordinary growth. Current build plans of UK cellular operators would indicate a doubling of the number of base stations built to meet the increased demand over the next 3 years.

[EDGAR GRAPHIC DESCRIPTION: Illustration of NTL transmission tower.]

BROADCAST AND TOWER SERVICES

     Cellular growth will necessitate reliable communications infrastructure in all commercial areas, leading to a requirement for good cellular coverage inside buildings. We believe this creates a new type of radio site, which unlike towers will exist within commercial buildings, transport hubs, shopping malls and other large buildings. Our initial analysis shows that there are approximately 2,000 large retail, transport or other multi-tenanted commercial properties in the UK that may require communications infrastructure to facilitate mobile telephony. To this end we have won the exclusive contract to provide this service inside Bluewater, Britain's largest and newest shopping complex.

     AGAINST THE BACKDROP OF PROJECTED DEMAND FOR SUITABLE RADIO SITES, THE UK PLANNING/REGULATORY ENVIRONMENT IS INCREASINGLY ENCOURAGING SITE SHARING TO PREVENT PROLIFERATION OF SINGLE-USER TOWERS. Intense price competition in the cellular market is leading to out-sourcing opportunities as the network operators look to achieve broad and deep coverage without developing significant single-user tower portfolios.

     As of September, 1999, we own or share 1,458 towers and sites in the UK. Our inventory of owned and shared towers and sites was increased substantially from 1995 to today as a result of the following transactions.

     - In 1995, we embarked on a contract to build network for UK PCN operator "one2one." As part of this contract, we acquired approximately 240 cellular sites, with one2one as anchor tenant.

     - In May 1998, we purchased 114 sites from Simoco Group. This portfolio was originally developed as part of the Phillips PMR business, the sites being strategically located across the UK in hilltop locations ideally suited to PMR VHF systems.

     - In December 1998, we acquired 126 sites as part of the purchase of all of the business and assets of Eastern Group Telecom (EGT). These sites included the right to develop up to 1,000 more locations of Eastern Group property for site sharing purposes. Overall, we believe that this portfolio has been developed for good cellular telephone coverage.

RADIO COMMUNICATION SERVICES

     Our RadioComms division is involved in mobile communications maintenance, support and facilities management. This enables us to offer customers the optimum solution to their requirements, from equipment specific component repair/replacement, to full turnkey site and equipment maintenance.

     The group offers a full range of services, including the operation of radio networks and the provision of support and maintenance services to customers with "mission critical" radio communications needs. WE SERVE A SUBSTANTIAL PORTION OF THE RADIO INSTALLATION AND MAINTENANCE MARKET FOR PUBLIC SAFETY SERVICES WITHIN ENGLAND AND WALES AND ASSOCIATED CUSTOMERS SUCH AS HM PRISON SERVICE AND HM COAST GUARD. These customers provide us with a steady source of revenues, and have also proven to be very effective references for other services and products.

[EDGAR GRAPHIC DESCRIPTION: Illustration of NTL transmission tower.]

                                                    BROADCAST AND TOWER SERVICES

     We intend to secure further customers and contracts, expanding from facilities and maintenance activities into complete outsource arrangements. We have positioned ourselves to effectively compete in the major growth sector in the radio communications market over the next five years by targeting both public and private mobile operators. Several large contracts of this type are under bid process in 1999, with contract awards expected within a year. LONG-TERM CONTRACTS (TYPICALLY GREATER THAN FIVE YEARS) OF THIS NATURE, IF AWARDED TO US, ARE EXPECTED TO SUBSTANTIALLY INCREASE THE REVENUE PROFILE OF THE GROUP AND HELP US MAINTAIN OUR OVERALL REVENUE STABILITY.

KEY TRENDS IN THE TOWERS AND SITES MARKETS

     There are a number of key market trends that are creating opportunities for us to expand and grow our Broadcast Transmission and Tower Services businesses:

     - Digital terrestrial broadcast services will gradually replace their analog predecessors, resulting in major new services with operators running in parallel and in competition with existing analog services. The launch of digital terrestrial television services will ultimately require the creation of an entire national broadcast network of approximately 1,200 sites to serve the UK population.

     - The increasing global trend towards private rather than state ownership and operation of television and radio broadcast transmission networks. The outsourcing of these networks will result in new business opportunities for us.

     - The continuation of the rapid growth of UK cellular mobile telephone with greater than 60% annual growth in subscribers for current services. According to published reports, mobile subscribers have grown from 9.9 million in August 1998 to 17.5 million in August 1999, or approximately 29.7% of the population of the UK. The rapid growth in mobile subscribers has increased demand for antenna space and tower sites.

     - The rollout of new wireless communications technologies, such as PCN and digital Terrestrial Trunked Radio (known as TETRA) and granting of five licenses in the UK for 3rd generation Universal Mobile Telephone Service (known as UMTS mobile) in early 2000 will further enhance demand for antenna space and tower sites.

     - The continuing liberalization of the telecommunications market, causing proliferation of radio fixed links as the most economic and quickest method of establishing competition within the local loop. These links will be driven by competition for local loop traffic, high bandwidth WANs and core network for newly licensed PTOs. This will also enhance the demand for antenna space and tower sites.

[EDGAR GRAPHIC DESCRIPTION: Illustration of NTL transmission tower.]

BROADCAST AND TOWER SERVICES

     - The growing utilization of wireless delivery to the commercial market in order to extend bandwidth to all possible locations. There is a developing market for wireless delivery where fiber is not currently available or practical to be delivered. Currently NTL uses its towers to serve commercial customers such as the Sere Motor Group. Sere has four locations in Belfast; three of which are served by our fiber in the ground while the fourth location is in a wireless tower service area.

     Illustrations of the current use of our tower infrastructure to connect our network to customers follow:

[EDGAR GRAPHIC DESCRIPTION: SERE Motor Group, Northern Ireland, CENTREX Network

Illustration of three customer locations connected to a switch. The switch is shown as connected to an NTL transmission tower which is shown as connected by 'wireless fibre' to another location.]

[EDGAR GRAPHIC DESCRIPTION: Illustration of NTL transmission tower.]

                                   CONCLUSION

     The rapid changes and developments in the communications industry over the last 20 years indicate that new entrants can achieve a 50% market share. This has been adequately demonstrated by new entrants in the long distance market in the United States and Germany as well as by the worldwide development of the cellular industry. Furthermore, competition leads to lower prices for the consumer while simultaneously causing the incumbent provider to raise his standards of service. It is also noteworthy that a positive elasticity of total demand exists for communication services. For example, in the US in the long distance industry, revenues grew from $20 billion to $80 billion as prices declined by approximately 65%. In the United Kingdom, our primary geographic focus, new entrants are gaining market share but the telecoms industry is growing so rapidly that BT is not affected.

TOTAL TELEPHONE LINES IN SERVICE IN THE UNITED KINGDOM (000s)

                                            DEC '92           JUN '99

                                            -------           -------
NTL AND COHORTS                             120               4,500
BT                                          26,000            28,000

     Seemingly, new entrants gain market share simply by "setting up shop". However, the ultimate ability to create a business of substantial size and scope is dependent upon the creation of a high level of customer satisfaction among one's clients. Studies have proven that customers demand service; a prerequisite which ranks higher than any other product feature a telecom operator could offer. NTL is built upon the fundamental premise that success in the telecommunications industry is built upon outstanding customer service. This philosophy is supported by various studies, one of the most compelling of which was conducted by Deloitte and Touche Consulting.

                       WHAT TELECOMMUNICATION USERS WANT

Customer Service............................................   43%
Operational Responsiveness..................................   23%
Flexible Products...........................................   10%
Technical Reliability.......................................    9%
Pricing.....................................................    6%
Other.......................................................    9%
                                                              ----
                                                              100%

---------------
     Source: Deloitte & Touche Consulting Group
          Fourth Annual Telecommunications Competition Survey 1998

[EDGAR GRAPHIC DESCRIPTION: Illustration of NTL transmission tower and fiber and coaxial cable and telephone wires for Business and Home customers. The tower appears at the bottom left corner of the page and the telephone cables appear at the bottom right of the page.]

CONCLUSION

     The companies with which NTL's management have been associated have demonstrated a high regard for long term customer relationships. NTL's management has proven its focus upon customer satisfaction by the industry-leading retention levels it achieved in the US cellular business and by the very low cable and telephone disconnect rate (1% per month) it has recorded in the United Kingdom.

     Morgan Stanley Dean Witter performed a study in the context of assessing their client's, COLT Telecom, position in the UK market. However, the survey revealed that NTL is ranked #1 in customer service and on par with COLT Telecom in customer satisfaction.

     [EDGAR GRAPHIC DESCRIPTION: Bar graph titled "Morgan Stanley Dean Witter Research" with list of telecommunications service providers shown on vertical axis and numeric results of survey between one and ten on the horizontal axis.]

NTL                7.7
COLT               7.1
WORLDCOM           6.9
KINGSTON           6.8
RACAL              6.8
BT                 6.8
CONCERT            6.7
C&WBN              6.7
AT&T               6.7
GLOBAL ONE         6.7
TELEWEST           6.6
CWC                6.5
ENERGIS            6.3

     [EDGAR GRAPHIC DESCRIPTION: Bar graph titled "Overall Satisfaction" with list of telecommunications service providers shown on vertical axis and numeric results of survey between one and ten on the horizontal axis.]

NTL                7.6
COLT               7.6
TELEWEST           7.5
WORLDCOM           7.3
GLOBAL ONE         7.0
BT                 6.9
CWC                6.7
C&WBN              6.6
ENERGIS            6.6
RACAL              6.6
KINGSTON           6.4
AT&T               6.4
CONCERT            6.2

[EDGAR GRAPHIC DESCRIPTION: Illustration of NTL transmission tower and fiber and coaxial cable and telephone wires for Business and Home customers. The tower appears at the bottom left corner of the page and the telephone cables appear at the bottom right of the page.]

          [EDGAR GRAPHIC DESCRIPTION: NTL Incorporated Logo]  VOTED #1
                         IN CUSTOMER MANAGEMENT IN 1999

         Pricewaterhouse/Coopers Survey of Media Executives in England

         [EDGAR GRAPHIC DESCRIPTION: NTL Incorporated Logo]   VOTED #1
                       IN FIXED LINE AND PAY TV SERVICES,
                             UNITED KINGDOM IN 1999

                            J.D. Powers & Associates